                                        As filed with the Securities and Exchange Commission on May 19, 2004
                                                         Securities Act Registration Nos. 33-61997, 811-7343
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                                               UNITED STATES
                                     SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 20549
                                               --------------
                                                 FORM N-14
                       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 : /X/
                                     PRE-EFFECTIVE AMENDMENT NO. 1 /X/
                                      POST-EFFECTIVE AMENDMENT NO. / /
                                      (Check appropriate box or boxes)
                                               --------------
                                 THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
                             (Exact name of registrant as specified in charter)

                                               (973) 367-3028
                                      (Area Code and Telephone Number)

                                            GATEWAY CENTER THREE
                                       100 MULBERRY STREET, 4TH FLOOR
                                       NEWARK, NEW JERSEY 07102-4077
              (Address of Principal Executive Offices) (Number, Street, City, State, Zip Code)

                                           RICHARD H. KIRK, ESQ.
                                            GATEWAY CENTER THREE
                                       100 MULBERRY STREET, 4TH FLOOR
                                       NEWARK, NEW JERSEY 07102-4077
                                  (Name and Address of Agent for Service)

                               APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
                                 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE
                                    DATE OF THE REGISTRATION STATEMENT.

                   No filing fee is required because of reliance on section 24(f) of the
                       Investment Company Act of 1940. Pursuant to Rule 429 under the
                         Securities Act of 1933, the Prospectus and Proxy Statement
                      relates to shares registered on Form N-1A (File No. 033-61997).

                  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
                 DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
                     SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
                REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
                    SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
                  STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
                               PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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This  Pre-Effective  Amendment  No.  1 to the  Registration  Statement  on  Form  N-14  for  The  Prudential
Investment  Portfolios,  Inc. (the "Company")  incorporates by reference the Prospectus and Proxy Statement,
Statement of  Additional  Information  and Part C contained in the  Company's  initial  filing of Form N-14, which was filed with the Securities and Exchange  Commission  ("Commission")  on April 20, 2004. The Company
hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Company  shall file a further  amendment  which  specifically  states that this  Registration
Statement shall  thereafter  become  effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration  Statement shall become effective on such date as the Commission,  acting pursuant to said Section 8(a), may determine.

                                                 SIGNATURES

As required by the  Securities  Act of 1933,  this  Registration  Statement has been signed on behalf of the registrant,  in the City of Newark,  and State of New Jersey,  on the19th day of May 2004.

                                                     THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.

                                            By: /s/ Judy A. Rice*
                                                -----------------

                                                   Judy A. Rice

                                                   President

As required  by the  Securities  Act of 1933,  this  Registration  Statement  has been  signed  below by the following persons in the capacities and on the dates indicated.

 Signatures                                  Title                                      Date
 ----------                                  -----                                      ----

Judy A. Rice*                               President and Director                      5/19/04
-------------                                                                           -------
Judy A. Rice

David E. A. Carson*                         Director                                    5/19/04
-------------------                                                                     -------
David E.A. Carson

/s/ Grace C. Torres                         Treasurer (Principal Financial              5/19/04
-------------------                                                                     -------
Grace C. Torres                             and Accounting Officer)

Robert E. LaBlanc*                          Director                                    5/19/04
------------------                                                                      -------
Robert E. LaBlanc

Douglas H. McCorkindale*                    Director                                    5/19/04
------------------------                                                                -------

Douglas H. McCorkindale

Richard A. Redeker*                         Director                                    5/19/04
-------------------                                                                     -------
Richard A. Redeker

Robin M. Smith*                             Director                                    5/19/04
---------------                                                                         -------
Robin M. Smith

Stephen Stoneburn*                          Director                                    5/19/04
------------------                                                                      -------
Stephen Stoneburn

Robert F. Gunia*                            Director                                    5/19/04
----------------                                                                        -------
Robert F. Gunia

Clay T. Whitehead*                          Director                                    5/19/04
------------------                                                                      -------
Clay T. Whitehead

                           * By:   /s/ Lori E. Bostrom
                                  --------------------
                           (Lori E. Bostrom, Attorney-in-Fact)
                           *Pursuant to Powers of Attorney previously filed.